Script used for Avid’s Revenue Model presentation (“Presentation”) posted on Avid Technology, Inc.’s website March 17, 2015 and filed with the SEC as exhibit 99.1 to the Form 8-K on March 18, 2015.
This script should only be reviewed together with the Presentation

Exhibit 99.2

Cover page
Hi, I’m Tony Callini, Senior Vice President of Finance here at Avid. We‘ve spent a lot of time meeting with investors recently and a recurring request was assistance in understanding how to build a revenue model for Avid based on our new revenue accounting methodology and the residual impact of the restatement. We’ve prepared this brief presentation to assist you in your modeling.
So let’s begin.
Slide 2
First, I’d like to remind you that this presentation includes forward looking statements with inherent risks and uncertainties. We’ve also included illustrative examples in this presentation for periods after 2015 which should NOT be considered guidance. We have provided specific financial guidance for 2015 as part of our investor communications following the filing of our 2014 10-K.
Please review that 10-K filed with the SEC for other risk factors and other items which could adversely impact our business.
Slide 3
I thought it would be helpful to show pictorially the number of ways that transactions end up reflected as revenue. This is a good way to see how the impact of the restatement is still being reflected in our reported revenue.
Slide 4
At the bottom of the slide, you’ll see a box in the lower left hand corner - this represents transactions from pre-2011 that are amortizing into revenue, in declining amounts, over time. This reflects those transactions that were initiated before the change in accounting rules… where approximately 70% of every dollar was deferred and amortized over some period of time. The good news is that the rules changed in 2011 and now we are able to recognize more revenue up front. The other piece of good news is that since there are no new transactions being added, the amortization is effectively fixed and will amortize out in a fixed schedule. We’ve included this amortization schedule in the supplemental tables of our recent press release announcing our results for the fourth quarter of 2014.
Slide 5
As a reminder, bookings represent the total amount of revenue we expect to earn over the term of an agreement between Avid and a customer. A more fulsome definition of bookings is included in the appendix of this presentation.
When we book an order with a customer, one of three things can happen:
Slide 6
First, it could be recorded directly to revenue after shipment & invoicing. A good example would be products booked and shipped in the same period that are considered non-software - such as our storage offerings and audio consoles or professional services delivered within the same period the booking occurs.
Slide 7
Next, it can be booked, delivered and invoiced all in the same period, but due to the accounting treatment be deferred and amortized into revenue over time. This would be similar to the treatment of the pre-2011 revenue, except… now we are deferring materially less as a result of the accounting change in 2011. This is also rec

Script used for Avid’s Revenue Model presentation (“Presentation”) posted on Avid Technology, Inc.’s website March 17, 2015 and filed with the SEC as exhibit 99.1 to the Form 8-K on March 18, 2015.
This script should only be reviewed together with the Presentation ognized in a fairly fixed amortization schedule… however, new amounts are being added to the total deferral each period.
Slide 8
Finally, for bookings which are neither shipped, delivered nor invoiced in the period, it will be recorded in backlog. Once it’s delivered and invoiced, it will either be recognized as revenue or move to deferred revenue dependent on our revenue recognition practices.
I’d like to stress that the amount that goes to each of these 3 buckets is heavily dependent upon the mix of products and services sold within any given period. Also, the split among these buckets could change if we adopt new business practices such as discontinuing software updates with implied PCS for particular products.
Slide 9
This table reflects our total revenue backlog, including deferred revenue as of December 31, 2014. It also lays out how we believe this will be recognized into revenue over time. This same data is included in the schedules to our Q4 2014 earnings release.
Slide 10
The revenue backlog on December 31, 2014 was $540 million of which $415 million was deferred revenue and $125 million was backlog.
Slide 11
As discussed earlier, the pre-2011 deferred revenue amortization will burn off by 2017. The amortization is fairly set and should not change materially from what you see here. We highlight the pre-2011 transactions separately from the rest of deferred revenue because of the accounting change on January 1, 2011 which resulted in a much different treatment for transactions entered into before 2011 than how we treat transactions today. Again, about 70% of invoiced amounts was deferred on average pre-2011 as compared to about 30% today.
Slide 12
The post-2010 deferred revenue amortization reflects the expected timing of revenue recognition of those transactions entered into after 2010. Again, this schedule should not significantly change going forward…. Unless we have a material shift in business practices such as discontinuing software updates with implied PCS for particular products. This specific change would end up accelerating revenue into the period that we make that change.
Slide 13
The final scheduled piece is backlog, which is comprised of un-invoiced annual and multi-year support contracts, undelivered professional services and products which have not yet been shipped. We have provided a best estimate of how this backlog is expected to translate to revenue over the next few years. However, unlike the deferred revenue, which will amortize on a fairly fixed schedule, backlog will convert to revenue as those products and services are delivered and the appropriate accounting is applied. As mentioned, this is our current best estimate, but is subject to change based on actual operational execution.
Slide 14
With the amortization of backlog and deferred revenue as of December 31, 2014 as a starting point, we then can model current year revenue using a combination of this revenue backlog roll-in and applying a revenue conversion rate to current years’ bookings. This fairly simple model demonstrates how one might estimate revenue for any given period.

Script used for Avid’s Revenue Model presentation (“Presentation”) posted on Avid Technology, Inc.’s website March 17, 2015 and filed with the SEC as exhibit 99.1 to the Form 8-K on March 18, 2015.
This script should only be reviewed together with the Presentation

Slide 15
First, we have disclosed how the revenue backlog should amortize over time. While this amortization is subject to future changes- especially the backlog portion -we believe the table at the top of the chart is a reasonable assumption to use for your models.
Slide 16
Next, you need to determine your estimate of bookings and the percent of those bookings which will convert to revenue during the current period. We have provided the assumptions we used to determine our 2015 revenue guidance as a starting point. Currently, we anticipate between about 46 and 47% of 2015 bookings will convert to revenue during this year. The remaining amount will either be invoiced and go to deferred revenue or be scheduled to be delivered in a future period and be reflected as backlog. That deferred revenue and backlog will then be recognized in future periods
Slide 17
The sum of the revenue backlog roll-in and revenue conversion of current year bookings reflects what we think is a reasonable model for total revenue in a given year.
Slide 18
As an illustrative example, I’ll walk through the model using the high-end of our 2015 bookings guidance.
First, approximately $289 million of revenue for 2015 will roll in from beginning revenue backlog.
Then, using the high end of the 2015 bookings range, we apply an assumed conversion rate to those bookings and estimate how much revenue in 2015 will be directly generated from 2015 bookings. This conversion rate is based on our current projected mix, but is certainly subject to fluctuation as that mix changes. Therefore, the sum of the revenue roll-in from beginning revenue backlog and the conversion of 2015 bookings into current year revenue equal the high end of the 2015 revenue guidance.
Slide 19
We’ve also included two charts to demonstrate how the composition of our revenue is evolving.
Slide 20
In the chart on the left, we show the dollar composition of 2014 actual revenue and 2015 high end of guidance. You’ll note that even though the pre-2011 revenue is declining by $33 million, our total revenue is expected to increase. This is because we are getting a larger contribution from post-2010 deferred revenue as well as revenue rolling in from backlog and revenue provided through current bookings.
Slide 21
This evolution is further demonstrated in the pie charts, where you can see in 2014, pre-2011 revenue made up 17% of our overall revenue whereas in the 2015 guidance, it’s expected to make up about 11%.
One other important point, is that both the pre-2011 and post-2010 deferred revenue is being amortized into revenue at 100% margin, while the backlog and current year bookings conversion will carry a traditional cost of revenue with them. This is important, because the growth in the post-2010 deferred revenue amortization helps to offset the impact of declining pre-2011 revenue both on a top line and a margin basis. The improving margin quality of our book of business helps to offset the remaining margin pressure from the declining pre-2011 revenue.
Slide 22
Thus far, we have talked about modeling for 2015, but we understand that building a meaningful longer term model is just as important. The key to this model revolves around assumptions for annual bookings growth and

Script used for Avid’s Revenue Model presentation (“Presentation”) posted on Avid Technology, Inc.’s website March 17, 2015 and filed with the SEC as exhibit 99.1 to the Form 8-K on March 18, 2015.
This script should only be reviewed together with the Presentation assumptions for how that bookings will convert to revenue over time. Please keep in mind that this model is purely illustrative and intended to demonstrate how a model might work as opposed to providing actual guidance for future periods.
Slide 23
Currently, we anticipate bookings closed within a given year will generally convert to revenue over a five year period using the conversion rates presented. These ratios are subject to change based on mix of product and services sold, timing of backlog and potential changes to our business practice related to implied PCS included in software updates. We anticipate providing updated conversion rate guidance annually or as any significant changes are identified.
Slide 24
From there, you would simply start with the known roll in of revenue from backlog and deferred revenue as of December 31, 2014. As a reminder, we disclose this information in our supplemental schedules to our Q4 2014 earnings release.
Slide 25
Next, you would apply those booking conversion rates we just discussed to both current year and future year bookings and create a waterfall schedule reflecting the expected timing of future revenue. Again, these ratios will change based on mix of business, timing of backlog build and any changes to our business practice that impact our revenue accounting treatment. The other variable is obviously assumption around future bookings growth. Illustratively, for purposes of presenting a working model, we used an annual growth rate of 5%. Again, this does not reflect our expectations of future growth, but is merely illustrative for purposes of this exercise to mechanically demonstrate how a model might work. To be clear, we have not and are not, providing guidance for any periods outside of 2015.
Slide 26
I hope you have found this overview helpful. We have also provided a more a more fulsome definition in the appendix of bookings and revenue backlog for your information.
If you would like to discuss this model further, please do not hesitate to contact Tom Fitzsimmons who leads our Investor Relations team.
This concludes our presentation.
Thank-you.

4